Exhibit (a)(1)(A)

OFFER TO PURCHASE

COMVERSE TECHNOLOGY, INC.

Offer to Purchase For Cash Any and All of the Outstanding:

New Zero Yield Puttable Securities (ZYPSSM) due May 15, 2023 (“ZYPS”)

(CUSIP No. 205862AM7*) (ISIN No. US205862AM71*)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON FRIDAY, MAY 15, 2009, UNLESS THE OFFER IS EXTENDED BY COMVERSE TECHNOLOGY, INC. IN ITS SOLE DISCRETION OR PURSUANT TO A REQUIREMENT OF APPLICABLE LAW, OR TERMINATED BY COMVERSE TECHNOLOGY, INC. PURSUANT TO A REQUIREMENT OF APPLICABLE LAW (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, REFERRED TO AS THE “EXPIRATION TIME”). COMVERSE TECHNOLOGY, INC. MAY EXTEND THE OFFER PERIOD, SUBJECT TO THE REQUIREMENTS DESCRIBED HEREIN. HOLDERS MUST TENDER THEIR SECURITIES IN THE MANNER DESCRIBED BELOW ON OR PRIOR TO THE EXPIRATION TIME TO RECEIVE THE PURCHASE PRICE. SECURITIES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture dated as of January 26, 2005 (the “Indenture”), between Comverse Technology, Inc. (referred to as “we,” “us,” “our,” or “Comverse”) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as successor to JPMorgan Chase Bank, N.A., as trustee (referred to as the “Trustee”). In order to satisfy our obligations under the Indenture, we are hereby making an offer to repurchase any and all of our outstanding ZYPS on May 15, 2009 or promptly thereafter, subject to the terms and conditions of this Offer to Purchase (as amended and supplemented from time to time, the “Offer to Purchase”).

This Notice is being sent to holders pursuant to Section 11.3 of the Indenture. Capitalized terms used in this Notice, unless otherwise defined herein, shall have the meanings given such terms in the Indenture.

In accordance with the Indenture, we are hereby offering to purchase in cash each $1,000 principal amount of ZYPS at a purchase price of 100% of the principal amount, with payment to be made on May 15, 2009 or promptly thereafter, unless the term of the Offer is extended or earlier terminated pursuant to a requirement of applicable law. The offer to purchase the ZYPS on the terms set forth in this Offer to Purchase is referred to herein as the “Offer.”

Subject to the terms and conditions of the Offer, holders who properly tender (and do not properly withdraw) their ZYPS at or prior to the expiration time will receive $1,000 for each $1,000 principal amount of ZYPS accepted for purchase pursuant to the Offer. As of April 15, 2009, there was $417,376,000 aggregate principal amount of the ZYPS outstanding. We will accept for purchase any and all outstanding ZYPS validly tendered (and not properly withdrawn). See “THE OFFER—Terms of the Offer.”

The Offer is not conditioned on any minimum aggregate principal amount of the ZYPS being tendered. The Offer is, however, subject to the conditions discussed under “THE OFFER—Conditions of the Offer.”

Holders are urged to review this Offer to Purchase carefully and consult with their own legal, financial and tax advisors before deciding whether to tender their ZYPS in the Offer. Neither we nor any of our affiliates, officers or directors, or the Trustee or Depositary make any recommendation as to whether or not holders should tender ZYPS pursuant to the Offer.

The date of this Offer to Purchase is April 17, 2009

*	No representation is made as to the accuracy of any CUSIP or ISIN numbers.

IMPORTANT INFORMATION

All of the ZYPS are held in book-entry form through the facilities of The Depository Trust Company (“DTC”). Therefore, if you want to tender all or part of your ZYPS, you must validly tender (and not properly withdraw) your ZYPS as follows before the Offer expires. You and your custodian or nominee should arrange for the DTC participant holding the ZYPS through its DTC account to tender those ZYPS on your behalf in the Offer to The Bank of New York Mellon Trust Company, N.A. (the “Depositary”), prior to the expiration of the Offer by means of book-entry transfer into the Depositary’s applicable DTC account. See “THE OFFER—Procedures for Tendering the ZYPS.”

A tender of ZYPS in book-entry form will be deemed to have been received only when the Depositary receives both (i) either a properly completed and duly executed copy or facsimile of the Letter of Transmittal or a duly completed Agent’s Message through the facilities of DTC at the Depositary’s applicable DTC account and (ii) confirmation of book-entry transfer of the ZYPS into the Depositary’s applicable DTC account in accordance with DTC’s procedures for such transfer. The agent’s message is a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by this Offer to Purchase and the Letter of Transmittal and that we may enforce such agreement against such participant (the “Agent’s Message”).

Notwithstanding any other provision of the Offer, our obligation to accept for purchase, and to pay the purchase price for, any ZYPS validly tendered (and not properly withdrawn) is subject to and conditioned upon the satisfaction of, or where applicable, our waiver of, all conditions of the Offer described under “THE OFFER—Conditions of the Offer.”

You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to D. F. King & Co., Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. See “THE OFFER—Persons Employed in Connection with the Offer.”

THE OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE THE ZYPS IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW, DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED HEREIN OR IN THE AFFAIRS OF COMVERSE, OR ITS SUBSIDIARIES OR AFFILIATES, SINCE THE DATE HEREOF.

NONE OF COMVERSE, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO ANY HOLDER OF ZYPS AS TO WHETHER TO TENDER ANY ZYPS. NONE OF COMVERSE, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY COMVERSE, THE INFORMATION AGENT OR THE DEPOSITARY.

THIS OFFER TO PURCHASE HAS NOT BEEN REVIEWED BY ANY FEDERAL, STATE OR FOREIGN SECURITIES COMMISSION OR REGULATORY AUTHORITY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

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SUMMARY TERM SHEET

This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether to tender your ZYPS. You should read the entire Offer to Purchase and the Letter of Transmittal before making your decision to tender your ZYPS. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic elsewhere in this Offer to Purchase.

WHO IS OFFERING TO PURCHASE MY ZYPS?

Comverse Technology, Inc., a New York corporation and the issuer of the ZYPS. The mailing address of Comverse’s principal executive offices is 810 Seventh Avenue, 35th Floor, New York, NY 10019. Comverse’s telephone number is (212) 739-1000. See “THE OFFER—The Offeror.”

WHAT ARE THE SECURITIES BEING SOUGHT IN THE OFFER AND WHAT IS THE PURCHASE PRICE?

Comverse is offering to purchase, on the terms and conditions described herein and in the Letter of Transmittal, any and all of its outstanding ZYPS, at a purchase price of $1,000 in cash per $1,000 principal amount of ZYPS, with payment to be made on May 15, 2009, or promptly thereafter unless the term of the Offer is extended or earlier terminated pursuant to a requirement of applicable law. See “THE OFFER—Terms of the Offer—Purchase Price.”

HOW LONG DO I HAVE TO TENDER MY ZYPS TO COMVERSE?

The Offer will expire at the “expiration time,” which is 5:00 pm, New York City time, on May 15, 2009, unless extended by Comverse in its sole discretion or pursuant to a requirement of applicable law, or terminated by Comverse pursuant to a requirement of applicable law. See “THE OFFER—Terms of the Offer.” If extended by Comverse, the term “expiration time” with respect to the Offer will mean the latest time and date at which the Offer, as extended, will expire. See “THE OFFER—Expiration, Extension, Termination or Amendment of the Offer” for a description of Comverse’s right to extend, delay, terminate or amend the Offer.

IF I TENDER, WHEN WILL I RECEIVE PAYMENT FOR THE ZYPS?

We will accept for payment ZYPS validly tendered (and not properly withdrawn) prior to the expiration time, subject to the conditions of the Offer. Promptly after the expiration time, we will pay the purchase price for all ZYPS validly tendered and not properly withdrawn under the Offer. See “THE OFFER—Terms of the Offer.”

WHAT WILL HAPPEN TO ZYPS NOT TENDERED IN THE OFFER?

Any ZYPS that remain outstanding after May 15, 2009 will continue to be our obligations and will continue to be entitled to the benefits of the Indenture. You also will continue to have the right to convert the ZYPS upon the circumstances described in the Indenture. The other terms and conditions governing the ZYPS, including the covenants and other protective provisions contained in the Indenture, will remain unchanged.

To the extent that ZYPS are purchased pursuant to this Offer to Purchase, the trading markets for the ZYPS that remain outstanding are expected to be more limited than the trading markets that may have existed if all ZYPS remained outstanding. As a result, the market price for the remaining ZYPS may decrease or become more volatile.

WHY ARE YOU OFFERING TO PURCHASE MY SECURITIES?

We are offering to purchase the ZYPS to satisfy our contractual obligation under the Indenture to offer to repurchase the ZYPS on May 15, 2009.

HOW MANY ZYPS WILL COMVERSE PURCHASE IN ALL?

Comverse will purchase all of the outstanding ZYPS or such lesser amount as are validly tendered and not properly withdrawn. See “THE OFFER—Terms of the Offer.”

IS THERE A MINIMUM PRINCIPAL AMOUNT OF ZYPS THAT MUST BE TENDERED IN ORDER FOR COMVERSE TO PURCHASE ANY ZYPS?

The Offer is not conditioned on any aggregate minimum principal amount of ZYPS being tendered. The Offer is, however, subject to other conditions. See “THE OFFER—Purchase of ZYPS; Payment of Purchase Price” and “—Conditions of the Offer.”

MAY I TENDER ONLY A PORTION OF THE ZYPS THAT I HOLD?

Yes. You do not have to tender all of the ZYPS you own to participate in the Offer. See “THE OFFER—Terms of the Offer.”

HOW AND WHEN WILL I BE PAID?

You will be paid in cash $1,000 per $1,000 principal amount of ZYPS accepted for purchase promptly after the expiration of the Offer and the acceptance of such ZYPS for payment. Comverse will pay the purchase price to the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from Comverse and transmitting payment to you. See “THE OFFER—Purchase of the ZYPS; Payment of Purchase Price.”

WHAT ARE MY CONVERSION RIGHTS WITH RESPECT TO MY ZYPS?

Each $1,000 principal amount of the ZYPS is convertible, at the option of the holder upon the circumstances described in the Indenture, into cash and shares of our Common Stock as provided in Section 12.13 of the Indenture, at a conversion price of $17.9744 per share (equal to a conversion rate of 55.6347 shares) per $1,000 principal amount of ZYPS.

Our Common Stock is currently traded on the Pink Sheets. On April 15, 2009, the closing sale price of our Common Stock was $6.30 per share. See “THE OFFER—Conversion Rights With Respect to the ZYPS.”

IF I DO NOT TENDER, WILL I CONTINUE TO BE ABLE TO EXERCISE MY CONVERSION RIGHTS?

Yes, subject to the terms of the Indenture. Your conversion rights, which may be exercised upon the circumstances described in the Indenture, will not be affected if you do not tender your ZYPS for purchase or even if you tender your ZYPS but properly withdraw your tender prior to the expiration time. See “THE OFFER—Conversion Rights With Respect to the ZYPS.”

IF I DO NOT TENDER, WILL I HAVE THE RIGHT TO REQUIRE COMVERSE TO REPURCHASE MY ZYPS IN THE FUTURE?

We are making the Offer to satisfy our contractual obligation under the Indenture to repurchase the ZYPS at the option of each holder on May 15, 2009. Upon expiration of the Offer, our obligations to repurchase your ZYPS will not arise again until (i) the other Specific Repurchase Dates (as described below) or (ii) a Designated Event occurs in the future with respect to us, in which case you would have the right, at your option, to require us to repurchase your ZYPS. Under the Indenture, each of May 15, 2013 and May 15, 2018 is defined as a “Special Repurchase Date” and the delisting of our Common Stock (an event which occurred on February 1, 2007) or change in control constitute a “Designated Event.”

WHAT FINANCIAL INFORMATION CONCERNING COMVERSE IS AVAILABLE TO REVIEW?

As a result of (i) restatements of Comverse’s historical financial statements required to reflect the results of the completed investigations by a Special Committee of Comverse’s Board of Directors (the “Special Committee”) relating to past stock option grant practices and related accounting matters, and other financial and accounting matters, including errors in the recognition of revenue related to certain contracts, errors in the recording of certain deferred tax accounts, the misclassification of certain expenses, the misuse of accounting reserves and the understatement of backlog in earlier periods and (ii) the ongoing evaluation of Comverse’s application of U.S. Generally Accepted Accounting Principles (“GAAP”) in connection with the recognition of revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, including the assessment of vendor specific objective evidence (“VSOE”) of fair value, and other items relating to completion of pending audits of Comverse’s financial statements, Comverse did not file its Annual Reports on Form 10-K for the fiscal years ended January 31, 2006, January 31, 2007, January 31, 2008 and January 31, 2009 and its Quarterly Reports for the fiscal quarters ended April 30, 2006, July 31, 2006, October 31, 2006, April 30, 2007, July 31, 2007, October 31, 2007, April 30, 2008, July 31, 2008 and October 31, 2008. In addition, Comverse previously announced that its prior financial statements and any related reports of its independent registered public accounting firm should no longer be relied upon. Accordingly, at this time we are able to provide you with limited financial information relating to Comverse.

At January 31, 2009, the end of Comverse’s fiscal year, Comverse had consolidated cash, cash equivalents, short-term investments, and bank time deposits of approximately $1.3 billion. This figure does not include auction rate securities (ARS) totaling $0.2 billion in original face value, currently valued at $0.1 billion. During the fiscal year and six months ended January 31, 2009, Comverse incurred expenses of approximately $70 million and $34 million, respectively, in connection with investigations by a Special Committee of its Board of Directors relating to certain accounting matters and activities relating to the restatement of Comverse’s historical financial statements.

At January 31, 2009, Comverse had consolidated debt of approximately $1.0 billion, consisting of approximately $420 million in aggregate principal amount outstanding of Comverse’s convertible debt securities due May 15, 2023 (including the ZYPS) and long-term debt of Comverse’s subsidiary, Verint Systems Inc., consisting of $610 million in aggregate principal amount outstanding under a seven-year term loan facility that matures on May 25, 2014 and $15 million in six-year outstanding revolving bank debt that matures on May 25, 2013.

WHAT IS THE MARKET VALUE OF THE ZYPS?

There is no established reporting or trading system for the ZYPS. Accordingly, there is no practical way to determine the trading history of the ZYPS. We believe that trading in the ZYPS has been limited and sporadic. See “THE OFFER—Market Price Information; Other Matters.”

HOW DO I TENDER MY ZYPS?

You will need to timely instruct your custodian or nominee to tender your ZYPS prior to the expiration time of the Offer in the manner described under “THE OFFER—Procedures for Tendering the ZYPS.”

CAN I SEND A NOTICE OF GUARANTEED DELIVERY TO TENDER MY ZYPS?

No. There are no guaranteed delivery procedures for the Offer. In order to participate in the Offer, you must tender (and not properly withdraw) your ZYPS by the expiration time. A tender will be deemed to have been received only when the Depositary receives both (i) either a properly completed and duly executed copy or facsimile of the Letter of Transmittal or a duly completed Agent’s Message through the facilities of DTC at the Depositary’s applicable DTC account and (ii) confirmation of book-entry transfer of the ZYPS into the Depositary’s applicable DTC account in accordance with DTC’s procedures for such transfer. See “THE OFFER—Procedures for Tendering the ZYPS.”

WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAXES IF I TENDER MY ZYPS IN THE OFFER?

A registered holder of the ZYPS that tenders its ZYPS directly to the Depositary will not need to pay any brokerage commissions. If you hold ZYPS through a broker or bank, however, you should ask your broker or bank whether you will be charged a fee to tender your ZYPS. See “THE OFFER—Procedures for Tendering the ZYPS.”

If the Depositary is instructed in the Letter of Transmittal or the Agent’s Message to make the payment for the ZYPS to the registered holder, you will not incur any stock transfer taxes. If, however, (i) payment of the purchase price is to be made to any person other than the registered holder or (ii) the ZYPS not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See “THE OFFER—Purchase of the ZYPS; Payment of Purchase Price.”

ONCE I HAVE TENDERED THE ZYPS, CAN I CHANGE MY MIND?

Yes. You may withdraw previously tendered ZYPS at any time until the expiration time, 5:00 pm, New York City time, on May 15, 2009, unless Comverse extends the Offer, in which case you may withdraw your ZYPS at any time prior to the new expiration time.

To properly withdraw the ZYPS previously tendered, you and your custodian or nominee must cause the DTC participant holding the ZYPS through its DTC account to timely generate an Agent’s Message with respect to the withdrawal specifying the amount of the ZYPS to be withdrawn, the name of the registered holder of the ZYPS and the number of the account at DTC to be credited with the withdrawn ZYPS, and you must otherwise comply with DTC procedures. See “THE OFFER—Withdrawal Rights.”

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

We are offering to purchase all outstanding ZYPS. The Offer is not conditioned upon the tender of a minimum amount of ZYPS and is not subject to any financing condition. The only conditions to the Offer are (i) the timely and proper delivery and tender of ZYPS in accordance with the terms of this Offer to Purchase and (ii) that the Offer must comply with applicable law. See “THE OFFER—Conditions of the Offer.”

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR TERMINATED?

If Comverse extends the Offer, Comverse will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. If the Offer is terminated, Comverse will make a public announcement of the termination. See “THE OFFER— Extension of the Offer; Termination; Amendment.”

HOW WILL COMVERSE PAY FOR THE ZYPS?

Comverse has sufficient funds on hand to purchase all ZYPS validly tendered and accepted in the Offer and to pay all related fees and expenses. See “THE OFFER—Source and Amount of Funds.”

HOW WILL PARTICIPATION IN THE OFFER AFFECT MY RIGHTS WITH RESPECT TO THE ZYPS?

If your ZYPS are tendered and accepted in the Offer, you will receive $1,000 for each $1,000 principal amount for the ZYPS accepted for purchase by Comverse, but you will give up all rights and obligations associated with ownership of such ZYPS. See “THE OFFER—Rights of ZYPS Holders as a Result of the Offer” and “—Retirement and Cancellation.”

IF THE OFFER IS COMPLETED AND I DO NOT PARTICIPATE IN THE OFFER, WILL MY RIGHTS AND OBLIGATIONS UNDER MY UNTENDERED ZYPS BE AFFECTED?

The Offer does not affect your rights under the Indenture. Any ZYPS that are not tendered pursuant to the Offer, are tendered and subsequently withdrawn or are not validly tendered will remain outstanding after the Offer, will continue to be the obligations of Comverse and will be entitled to the benefits of the Indenture. You may also have certain rights to convert your ZYPS. You should refer to the Indenture to determine your rights under the Indenture. See “THE OFFER—Rights of ZYPS Holders as a Result of the Offer.”

WHAT ARE THE TAX CONSEQUENCES OF TENDERING MY ZYPS?

You may be subject to U.S. federal income taxation upon the receipt of cash from Comverse in exchange for the ZYPS tendered. You should consult your own tax advisors regarding the U.S. federal income tax consequences of participating or not participating in the Offer in light of your particular circumstances, as well as the effect of any foreign, state, local or other laws. See “THE OFFER—Certain U.S. Federal Income Tax Consequences.”

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

You may contact D.F. King & Co., Inc., who is acting as the Information Agent for the Offer. See the back cover of this Offer to Purchase for the Information Agent’s contact information. See also “THE OFFER—Persons Employed in Connection with the Offer.”

THE OFFER

Introduction

We are offering to purchase any and all of our outstanding New Zero Yield Puttable Securities (ZYPSSM) due May 15, 2023 (the “ZYPS”) at a price in cash equal to 100% of the principal amount of ZYPS, with payment to be made on May 15, 2009 or promptly thereafter, unless the term of the Offer is extended by Comverse, in its sole discretion or pursuant to a requirement of applicable law, or earlier terminated pursuant to a requirement of applicable law.

This Offer to Purchase is being sent to you pursuant to the Indenture and constitutes a “Company Notice” referenced in Sections 11.3 thereof. The Indenture provides that on each of May 15, 2009, May 15, 2013 and May 15, 2018, each of which constitutes a Specific Repurchase Date, as defined in the Indenture, each holder of the ZYPS will have the right to have all of its ZYPS, or any portion of the principal amount thereof that is an integral multiple of $1,000, repurchased at a price of 100% of the principal amount of ZYPS.

The Offer will expire at the expiration time, which is 5:00 p.m., New York City time, on May 15, 2009, and we will purchase on May 15, 2009 or promptly thereafter, any ZYPS that have been validly tendered and not properly withdrawn, unless the Offer is extended by Comverse in its sole discretion or pursuant to a requirement of applicable law, or earlier terminated pursuant to a requirement of applicable law. If ZYPS are accepted for payment pursuant to the Offer, only holders of ZYPS who validly tender (and do not properly withdraw) their ZYPS pursuant to the Offer at or prior to the expiration time will receive the purchase price. ZYPS tendered in the Offer may be withdrawn at any time prior to the expiration time.

Each $1,000 principal amount of the ZYPS is convertible, at the option of the holder upon the circumstances described in the Indenture, into cash and shares of our Common Stock, if any, as provided in Section 12.13 of the Indenture, at a conversion price of $17.9744 per share (equal to a conversion rate of 55.6347 shares) per $1,000 principal amount of ZYPS. Based on the current conversion rate and assuming an “Applicable Stock Price” (as defined in the Indenture) reflecting the average of the closing sale price of our Common Stock on the Pink Sheets during the twenty trading day period beginning on March 18, 2009, a holder that tendered its ZYPS for conversion on March 17, 2009 would be entitled to conversion consideration with a value of approximately $338.20 for each $1,000 principal amount of ZYPS so tendered.

The purchase price that we are offering, which is $1,000 per $1,000 principal amount of ZYPS, is greater than these hypothetical conversion values. However, there can be no assurance as to the price at which our Common Stock may now or in the future trade or be sold, and no assurance as to whether a holder will receive an amount greater than, less than, or equal to the hypothetical conversion value set forth above upon conversion. Holders of ZYPS are encouraged to consult with their own financial advisors before accepting the offer.

We do not make, and none of our directors or affiliates makes, any recommendation as to whether holders should tender their ZYPS pursuant to the Offer.

The Offeror

Comverse, a New York corporation, is offering to purchase any and all outstanding ZYPS. Comverse, through its subsidiaries, designs, develops, manufactures, markets and supports software, systems, and related services for multimedia communication and information processing applications. Comverse’s products are used in a broad range of applications by wireless and fixed telecommunications network operators and service providers, contact centers, and other government, public and commercial organizations worldwide. Comverse is traded over-the-counter on the “Pink Sheets” under the symbol “CMVT.PK.” Comverse’s principal executive offices are located at 810 Seventh Avenue, 35th Floor, New York, NY 10019. Comverse’s telephone number at that location is (212) 739-1000. Our web site address is http://www.cmvt.com. The information on our web site is not a part of this Offer.

Comverse, Inc., a wholly-owned subsidiary of Comverse, is a leading provider of software and systems enabling value-added services for voice, messaging, mobile Internet and mobile advertising; converged billing and active customer management; and Internet Protocol (“IP”) communications. Comverse, Inc.’s solutions generate usage and revenue, strengthen customer loyalty and improve operational efficiency for its wireless and fixed network communications service provider customers.

More than 500 service providers in more than 130 countries, including the majority of the 100 largest wireless network operators in the world, have selected Comverse, Inc.’s products.

Through its majority-owned subsidiary, Verint Systems Inc. (“Verint”), Comverse is a leading provider of software-based actionable intelligence solutions that capture, manage, and analyze unstructured information for the enterprise workforce optimization, networked IP video security, and law enforcement and intelligence communication interception markets. Actionable intelligence transforms unstructured information into critical intelligence that government and commercial organizations can use to enhance security and improve business operations.

Verint’s actionable intelligence solutions are used by more than 10,000 organizations in 150 countries, including approximately 70% of the Fortune 100 companies. Verint is traded over-the-counter on the “Pink Sheets” under the symbol “VRNT.PK.” Comverse held approximately 57% of Verint’s outstanding shares of common stock as of April 15, 2009.

Through its majority-owned subsidiary, Ulticom, Inc. (“Ulticom”), Comverse is a leading provider of network signaling solutions. Ulticom’s products are used by equipment manufacturers, application developers and communication service providers to deploy revenue generating infrastructure and enhanced services within the mobility, messaging, payment, IP switching and location markets.

Ulticom’s products are used by more than 50 customers and are deployed by more than 300 service providers in more than 100 countries. Ulticom is traded over-the-counter on the Pink Sheets under the symbol “ULCM.PK.” Comverse held approximately 68% of Ulticom’s outstanding shares of common stock as of April 15, 2009.

Through its majority-owned subsidiary, Starhome B.V. (“Starhome”), Comverse is a leading provider of roaming services and service mobility solutions, serving more than 150 mobile network operators. Comverse held approximately 64% of Starhome’s outstanding shares of common stock as of April 15, 2009.

As a result of (i) restatements of Comverse’s historical financial statements required to reflect the results of the completed investigations by a Special Committee of Comverse’s Board of Directors (the “Special Committee”) relating to past stock option grant practices and related accounting matters, and other financial and accounting matters, including errors in the recognition of revenue related to certain contracts, errors in the recording of certain deferred tax accounts, the misclassification of certain expenses, the misuse of accounting reserves and the understatement of backlog in earlier periods and (ii) the ongoing evaluation of Comverse’s application of U.S. Generally Accepted Accounting Principles (“GAAP”) in connection with the recognition of revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, including the assessment of vendor specific objective evidence (“VSOE”) of fair value, and other items relating to completion of pending audits of Comverse’s financial statements, Comverse did not file its Annual Reports on Form 10-K for the fiscal years ended January 31, 2006, January 31, 2007, January 31, 2008 and January 31, 2009 and its Quarterly Reports for the fiscal quarters ended April 30, 2006, July 31, 2006, October 31, 2006, April 30, 2007, July 31, 2007, October 31, 2007, April 30, 2008, July 31, 2008 and October 31, 2008. In addition, Comverse previously announced that its prior financial statements and any related reports of its independent registered public accounting firm should no longer be relied upon.

As previously disclosed in a Current Report on Form 8-K filed by Comverse on March 16, 2009, the Audit Committee of its Board of Directors is conducting an internal investigation of certain payments made from 2001 through 2007 by individuals in foreign jurisdictions in connection with the sale of certain products in contravention of Comverse’s stated policies, and potentially in violation of the laws of the United States and other countries. Comverse believes that the aggregate amount of the payments in question are, from a financial standpoint, immaterial to Comverse. The Audit Committee believes that the conduct at issue does not involve Comverse’s current executive officers. In connection with the Audit Committee’s internal investigation, a review is being undertaken of Comverse’s existing and prior arrangements with consultants and agents with a view toward determining whether such arrangements are consistent with Comverse’s policies and applicable laws.

Purpose of the Offer

Section 11.1(a) of the Indenture provides that on May 15, 2009, each holder shall have the right to require us to repurchase all or any portion of such holders’ ZYPS. We are making the Offer to satisfy our obligations under the Indenture.

Terms of the Offer

Purchase Price

Comverse is offering to purchase for cash any and all of its outstanding ZYPS, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal at a purchase price of $1,000 in cash per $1,000 principal amount of the ZYPS. As of April 15, 2009, there was $417,376,000 aggregate principal amount of ZYPS outstanding.

Expiration Time

The Offer will expire at the “expiration time,” which is 5:00 pm, New York City time, on May 15, 2009, unless Comverse, in its sole discretion or pursuant to a requirement of applicable law, extends the period during which the Offer will remain open, or unless the Offer is earlier terminated pursuant to a requirement of applicable law. If extended by Comverse, the term “expiration time” with respect to the Offer will mean the latest time and date at which the Offer, as extended, will expire. See “—Expiration, Extension, Termination or Amendment of the Offer” for a description of Comverse’s right to extend, delay, terminate or amend the Offer.

Comverse cannot assure you that it will extend the Offer or, if Comverse extends the Offer, for how long the Offer will be extended.

Other Terms

Comverse will purchase all of its outstanding ZYPS, or such lesser principal amount as is validly tendered and not properly withdrawn.

You do not have to tender all of the ZYPS you own to participate in the Offer. You may also withdraw your ZYPS from the Offer by following the procedures described under “—Withdrawal Rights.”

The Offer is not conditioned on any minimum principal amount of ZYPS being tendered. The Offer is, however, subject to the conditions discussed under “—Conditions of the Offer.”

Conversion Rights With Respect to the ZYPS

Each $1,000 principal amount of the ZYPS is convertible, at the option of the holder upon the circumstances described in the Indenture, into cash and shares of our Common Stock, if any, at a conversion price of $17.9744 per share (equal to a conversion rate of 55.6347 shares) per $1,000 principal amount of ZYPS. The conversion obligation will be settled as follows: (a) cash equal to the lesser of (i) the aggregate principal amount of the ZYPS to be converted and (ii) the Applicable Stock Price (as defined in the Indenture) multiplied by the conversion rate then in effect multiplied by the aggregate principal amount of the ZYPS to be converted divided by 1,000; and (b) if the amount described in (ii) above exceeds the aggregate principal amount of the ZYPS to be converted, a number of shares of our Common Stock equal to (y) the aggregate principal amount of ZYPS to be converted divided by 1,000 and multiplied by (z)(A) the conversion rate then in effect minus (B) $1,000 divided by the Applicable Stock Price. See “—Introduction” above.

In order to exercise the conversion privilege with respect to global ZYPS, the holder must transfer such ZYPS by book-entry transfer to The Bank of New York Mellon Trust Company, N.A., the conversion agent, through the facilities of the Depositary (as defined in the Indenture). To convert definitive ZYPS, a holder must surrender such ZYPS duly endorsed or assigned to Comverse or in blank, at the specified office of the conversion agent accompanied by a duly signed conversion notice substantially in the form attached to the ZYPS stating that the holder elects to convert such ZYPS, or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted.

For more information regarding the conversion rights with respect to the ZYPS, or any of the other terms and conditions of the ZYPS, please see the Indenture.

Purchase of the ZYPS; Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, we will, on May 15, 2009 or promptly thereafter, unless the term of the Offer is extended by us in our sole discretion pursuant to a requirement of applicable law, or earlier terminated pursuant to a requirement of applicable law, purchase by accepting for payment, and will make payment for, all ZYPS validly tendered (and not properly withdrawn) pursuant to the Offer. Such payment will be made by the deposit, on May 15, 2009 or promptly thereafter, of immediately available funds with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from us and transmitting such payment to tendering holders. Payment for ZYPS for which an election to repurchase is validly made shall be delivered promptly following the later of (i) the expiration time of the Offer and (ii) the time of book-entry transfer or delivery of the ZYPS to the Depositary.

We expressly reserve the right, in our sole discretion and subject to the terms of the Indenture and the ZYPS and Rule 14e-1(c) and Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for payment of the ZYPS in order to comply, in whole or in part, with any applicable law. We also expressly reserve the right, in our sole discretion, to withdraw or terminate the Offer if either or both of the conditions specified in the section captioned “—Conditions of the Offer” are not satisfied.

In all cases, payment by the Depositary to holders of ZYPS accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of confirmation of a book-entry transfer of such ZYPS into the Depositary’s account at DTC and a properly transmitted Agent’s Message. See “—Procedures for Tendering the ZYPS.”

For purposes of the Offer, validly tendered ZYPS or defectively tendered ZYPS for which we have waived such defect will be deemed to have been accepted for payment by us if, as and when we give oral or written notice of acceptance for payment to the Depositary.

We will only accept tenders of ZYPS pursuant to the Offer in principal amounts equal to $1,000 or integral multiples thereof. ZYPS accepted for payment will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after the purchase.

If we do not accept tendered ZYPS for payment for any reason pursuant to the terms and conditions of the Offer, such ZYPS will be credited to an account maintained at the book-entry transfer facility designated by the participant therein who so delivered such ZYPS, promptly following the expiration time or the termination of the Offer.

We will pay to the Depositary $1,000 for each $1,000 principal amount of the ZYPS purchased pursuant to the Offer. The Depositary will act as custodian or nominee for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders.

We will pay all stock transfer taxes, if any, payable on the transfer to us of the ZYPS purchased under the Offer. If, however, (i) payment of the purchase price is to be made to any person other than the registered holder or (ii) the ZYPS not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

Procedures for Tendering the ZYPS

You will not be entitled to receive the purchase price for your ZYPS unless you validly tender and do not properly withdraw your ZYPS on or before the expiration time of the Offer, which is 5:00 p.m., New York City time, on May 15, 2009. You may tender some or all of your ZYPS; however, any ZYPS tendered must be in $1,000 principal amount or an integral multiple thereof. If you do not validly tender your ZYPS on or before the expiration time, your ZYPS will remain outstanding subject to the existing terms of the Indenture and the ZYPS.

All of the ZYPS are held in book-entry form through the facilities of DTC. Accordingly, all ZYPS tendered for purchase in the Offer must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“ATOP”).

YOU WILL NOT BE ABLE TO TENDER YOUR ZYPS BY NOTICE OF GUARANTEED DELIVERY. IN ORDER TO PARTICIPATE IN THE OFFER, YOU MUST TENDER YOUR ZYPS BY THE EXPIRATION TIME.

If you hold your ZYPS in a brokerage or custodian account through a custodian or nominee, including a broker, dealer, bank, or trust company, you will need to timely instruct your custodian or nominee to tender your ZYPS prior to the expiration time in the manner described below and upon the terms and conditions set forth in this Offer to Purchase. Please refer to any materials forwarded to you by your custodian or nominee to determine how you can timely instruct your custodian or nominee to take these actions.

In order to participate in the Offer, you must instruct your nominee or custodian to participate on your behalf. Your nominee or custodian should arrange for the DTC participant holding the ZYPS through its DTC account to tender those ZYPS in the Offer to the Depositary prior to the expiration of the Offer.

If you hold your ZYPS through a broker or bank, you should ask your broker or bank if you will be charged a fee to tender your ZYPS through the broker or bank.

The Role of a DTC Participant

A DTC participant may tender the ZYPS only by taking the following actions on or before the expiration time:

•

delivering a properly completed and duly executed copy or facsimile of the Letter of Transmittal or transmitting a message to the Depositary through the facilities of DTC, specifying that the relevant participant has received and agrees to be bound by the terms and conditions set forth in this Offer to Purchase and the Letter of Transmittal (the “Agent’s Message”); and

•	delivering the ZYPS by means of book-entry transfer into the Depositary’s applicable DTC account.

By taking these actions with respect to the Offer, you and your custodian or nominee will be deemed to have agreed (i) to the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal and (ii) that we and the Depositary may enforce the terms and conditions against you and your custodian or nominee.

The DTC participants’ Agent’s Message or the Letter of Transmittal should be delivered only to the Depositary. The Depositary will not accept any tender materials other than the Letter of Transmittal or the DTC participants’ Agent’s Message.

General Provisions

The method of delivery of the ZYPS and all other documents or instructions including, without limitation, the Letter of Transmittal and the Agent’s Message, is at your risk. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

A tender will be deemed to have been received only when the Depositary receives both (i) either a properly completed Letter of Transmittal or a duly completed Agent’s Message through the facilities of DTC at the Depositary’s applicable DTC account and (ii) confirmation of book-entry transfer of the ZYPS into the Depositary’s applicable DTC account in accordance with DTC’s procedures for such transfer.

Comverse shall, in its sole discretion, resolve all questions as to tenders, including whether the documentation is complete, the date and time of receipt of a tender, the propriety of execution and delivery of any document or instruction, and other questions as to validity, form, eligibility or acceptability of any tender. Comverse reserves the right to reject any tender not in proper form or otherwise not valid or the acceptance of which may, in the opinion of Comverse’s counsel, be unlawful, or to waive any irregularities. Neither Comverse, the Depositary, the Information Agent, nor any other person, will be obligated to give any notice of any defects or irregularities in tenders or incur any liability for failure to give that notice. The ZYPS will not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. All improperly tendered ZYPS will be returned without cost to the tendering holder promptly after the expiration time, unless the irregularities and defects of that tender are timely cured or waived, by book-entry delivery through DTC to the accounts of the DTC participants.

The ZYPS being tendered in the Offer and either (i) the completed and duly executed Letter of Transmittal, or (ii) the completed DTC participant’s Agent’s Message must be received by the Depositary in accordance with the terms and procedures described in this Offer to Purchase on or before the expiration time. You will not be able to tender your ZYPS by notice of guaranteed delivery.

Your Representations and Warranties; Comverse’s Acceptance Constitutes an Agreement

A tender of ZYPS under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your ZYPS in the Offer, you are representing, warranting and agreeing that:

•	you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;

•	you have full power and authority to tender, sell and transfer your ZYPS;

•

you have assigned and transferred the ZYPS to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your ZYPS to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase;

•

your ZYPS are being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer; and

•	you will, upon Comverse’s request or the request of the Depositary, as applicable, execute and deliver any additional documents necessary or desirable to complete the tender of the ZYPS.

Your agent, custodian or nominee, by delivering, or causing to be delivered, the ZYPS and a completed and duly executed Letter of Transmittal or a completed Agent’s Message to the Depositary is representing and warranting that you, as owner of the ZYPS, have represented, warranted and agreed to each of the above.

Comverse’s acceptance for payment of ZYPS tendered under the Offer will constitute a binding agreement between you and Comverse upon the terms and subject to the conditions of the Offer described in this Offer to Purchase, the Letter of Transmittal and the related documents. Comverse will pay the purchase price to the Depositary, which will act as your custodian or nominee for the purposes of receiving payment from Comverse and transmitting payment to you. Under no circumstances will Comverse pay interest on the purchase price, including without limitation, by reason of any delay in making payment on the part of the Depositary.

Return of the ZYPS if the Offer is Not Completed or ZYPS are Not Accepted for Purchase

If any validly tendered ZYPS are not purchased because the ZYPS are not accepted for purchase pursuant to the terms of this Offer to Purchase, such unpurchased ZYPS will be returned without cost to the tendering holder promptly after the earlier of either the termination or expiration of the Offer by book-entry delivery through DTC to the accounts of the applicable DTC participants.

Backup Withholding and Information Reporting

For a discussion of certain U.S. federal income tax consequences to tendering holders, see “—Certain U.S. Federal Income Tax Consequences.”

Withdrawal Rights

The ZYPS tendered in the Offer may be withdrawn at any time until the expiration time, 5:00 pm, New York City time, on May 15, 2009 unless Comverse extends the Offer, in which case you may withdraw your ZYPS at any time prior to the new expiration time. Except as otherwise provided in this section, tenders of ZYPS are irrevocable.

For a withdrawal of the ZYPS to be effective, the withdrawal must be effected through ATOP. The Depositary must timely receive an Agent’s Message specifying the name of the tendering holder, the amount of ZYPS to be withdrawn and the number of the account at DTC to be credited with the withdrawn ZYPS and you must otherwise comply with DTC procedures.

If you tendered your ZYPS through a custodian or nominee and wish to withdraw your ZYPS, you will need to make arrangements for withdrawal with your custodian or nominee. Your ability to withdraw the tender of your ZYPS will depend upon the terms of the arrangements you have made with your custodian or nominee and, if your custodian or nominee is not the DTC participant tendering those ZYPS, the arrangements between your custodian or nominee and such DTC participant, including any arrangements involving intermediaries between your custodian or nominee and such DTC participant.

Through DTC, the Depositary will return to tendering holders all ZYPS in respect of which it has received valid withdrawal instructions promptly after it receives such instructions.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Comverse, in its sole discretion, and such determination will be final and binding. Neither Comverse, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and any ZYPS properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn ZYPS are properly re-tendered before the expiration of the Offer by following the procedures described under “—Procedures for Tendering the ZYPS.”

If Comverse extends the Offer, is delayed in its acceptance for payment of ZYPS, or is unable to accept for payment ZYPS under the Offer for any reason, then, without prejudice to Comverse’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered ZYPS on Comverse’s behalf, and such ZYPS may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.

If you tender your ZYPS in the Offer, you may convert your ZYPS (upon the circumstances described in the Indenture) into cash and our Common Stock, if any only if you withdraw your ZYPS prior to the time at which your right to withdraw has expired. The ZYPS are convertible into cash and shares of our Common Stock, if any as described in “—Conversion Rights With Respect to the ZYPS.”

Conditions of the Offer

There are no conditions to the Offer except (i) for the timely and proper delivery and tender of ZYPS in accordance with the terms of the Offer to Purchase and (ii) that the Offer must comply with applicable law. We reserve the right to withdraw or terminate the Offer in our sole discretion if either or both of such conditions have not been satisfied. The Offer is not conditioned on our ability to obtain sufficient financing to purchase the ZYPS.

Expiration, Extension, Termination or Amendment of the Offer

The Offer will expire at the expiration time, which is 5:00 p.m., New York City time, on May 15, 2009, unless the term of the Offer is extended by us in our sole discretion or pursuant to a requirement of applicable law, or earlier terminated pursuant to a requirement of applicable law.

We expressly reserve the right, at any time or from time to time, subject to applicable law and the provisions of the Indenture, to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary.

We also expressly reserve the right, in our sole discretion, to extend or terminate the Offer in order to comply, in whole or in part, with any applicable law, or to withdraw or terminate the Offer if either or both of the conditions specified in the section captioned “—Conditions of the Offer” are not satisfied.

Any extension, amendment, termination or withdrawal of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled or announced expiration time. Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer if required by law.

If we extend the Offer, or if, for any reason, the acceptance for payment of, or the payment for, ZYPS is delayed or if we are unable to accept for payment or pay for ZYPS pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may retain tendered ZYPS on our behalf, and such ZYPS may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in “—Withdrawal Rights.” However, our ability to delay the payment for ZYPS that we have accepted for payment is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

Any ZYPS received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering holders promptly following the earlier to occur of the expiration time or the termination of the Offer.

Market Price Information; Other Matters

The ZYPS are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Reliable pricing information for the ZYPS may not be available. Comverse believes trading in the ZYPS has been limited and sporadic. Quotations for securities that are not widely traded, such as the ZYPS, may differ from actual trading prices and should be viewed as approximations. To the extent such information is available, holders are urged to contact their brokers or financial advisors or call the Information Agent at the numbers set forth on the back cover of this Offer to Purchase with respect to current information regarding the trading price of the ZYPS.

To the extent that the ZYPS are tendered and accepted in the Offer, such ZYPS will cease to be outstanding. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, any ZYPS that Comverse purchases pursuant to the Offer will reduce the float and may negatively impact the liquidity, market value and price volatility of the ZYPS that remain outstanding following the Offer. Comverse cannot assure you that a trading market will exist for the ZYPS following the Offer. The extent of the market for the ZYPS following the completion of the Offer will depend upon, among other things, the remaining outstanding principal amount of the ZYPS at such time, the number of holders of ZYPS remaining at such time and the interest in maintaining a market in such ZYPS on the part of securities firms.

Comverse’s Common Stock was delisted from The NASDAQ Global Market effective at the open of business on February 1, 2007. Since that date, shares of Comverse’s Common Stock into which the ZYPS are convertible (subject to the satisfaction of certain conversion conditions as set forth in the Indenture) have been traded over-the-counter on the Pink Sheets under the symbol “CMVT.PK.”

The following table sets forth the high and low sales prices for Comverse’s Common Stock for each of the periods indicated as reported on the Pink Sheets following such date. The quotations shown represent inter-dealer prices without adjustment for retail markups, markdowns or commissions and may not necessarily reflect actual transactions.

	High	Low
Year Ended January 31, 2008
First Quarter	$23.80	$18.81
Second Quarter	24.25	17.73
Third Quarter	28.95	14.46
Fourth Quarter	19.45	14.41

Year Ended January 31, 2009
First Quarter	$17.85	$13.42
Second Quarter	19.40	13.65
Third Quarter	17.05	6.00
Fourth Quarter	7.50	4.98

Year Ending January 31, 2010
First Quarter (through April 15, 2009)	$6.83	$5.25

On April 15, 2009, the closing sale price quoted on the Pink Sheets for the Common Stock was $6.30 per share. On April 15, 2009, there was $417,376,000 aggregate principal amount of the ZYPS outstanding.

Comverse has never paid, and has no present intention of paying dividends on its Common Stock.

Comverse urges you to obtain current trading prices for the ZYPS, to the extent available, and price information for its Common Stock prior to making any decisions with respect to the Offer.

Source and Amount of Funds

Comverse expects to use cash on hand to purchase all ZYPS validly tendered and accepted in the Offer and to pay all related fees and expenses.

The total amount of funds Comverse needs to purchase all of the ZYPS pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $417,600,000 (assuming 100% of the outstanding ZYPS are tendered and accepted for payment).

Future Purchases

Following completion of the Offer, Comverse may repurchase additional ZYPS that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of the ZYPS that remain outstanding after the Offer may be on terms that are more or less favorable than the Offer.

Rights of ZYPS Holders as a Result of the Offer

Effects on the Holders of ZYPS Tendered and Accepted in the Offer

If your ZYPS are tendered and accepted in the Offer, you will receive $1,000 per $1,000 principal amount of ZYPS tendered and accepted, but will give up rights and obligations associated with ownership of such ZYPS. Please refer to the Indenture for the rights that you will forego and obligations of which you will be relieved if you tender your ZYPS and the tender is accepted.

Effects on the Holders of ZYPS Not Tendered in the Offer

Any ZYPS that remain outstanding after the Offer will continue to be the obligation of Comverse and will be entitled to the benefits of the Indenture. You may also have certain rights to convert, or require Comverse to repurchase, your ZYPS. You should refer to the applicable Indenture to determine your rights thereunder, as well as any notices issued by Comverse in respect of your rights under such Indenture.

See also “—Market Price Information; Other Matters.”

Retirement and Cancellation

Any ZYPS not tendered or tendered but not accepted in accordance with the terms set forth in the Offer to Purchase or because they were not validly tendered shall remain outstanding upon completion of the Offer. All ZYPS validly tendered and accepted in the Offer will be cancelled.

Certain U.S. Federal Income Tax Consequences

The following discussion is a summary of the certain U.S. federal income tax consequences of the sale of ZYPS pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, rulings, administrative pronouncements and decisions, each as in effect as of the date hereof. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been sought or obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of any of the transactions described herein. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court. This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s particular circumstances, or to certain types of holders subject to special treatment under U.S. federal income tax laws (such as financial institutions, real estate investment trusts, regulated investment companies, grantor trusts, insurance companies, tax-exempt organizations, brokers, dealers or traders in securities or currencies, or persons holding ZYPS as part of a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction for U.S. federal income tax purposes), or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar. In addition, this discussion does not consider the effect of any foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax), other than U.S. federal income tax considerations, that may be applicable to particular holders. Further, this discussion assumes that holders hold their ZYPS as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Code.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of ZYPS that for U.S. federal income tax purposes is (i) a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any of its political subdivisions or the District of Columbia; (iii) an estate the net income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (A) the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons (as defined in the Code) with authority to control all substantial decisions of such trust, or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A “non-U.S. Holder” is any holder of ZYPS that is neither, for U.S. federal income tax purpose, an entity treated as a partnership nor a U.S. Holder. If a foreign or domestic partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds ZYPS, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership holding ZYPS should consult its own tax advisors.

U.S. Holders

Sale of ZYPS Pursuant to the Offer

If you are a U.S. Holder, a sale of ZYPS pursuant to the Offer will be a taxable transaction to you. You will generally recognize capital gain (subject to the market discount rules discussed below) or loss on the sale of ZYPS in an amount equal to the difference between (i) the total consideration received for such ZYPS, and (ii) your “adjusted tax basis” for such ZYPS at the time of the sale. Gain or loss will be separately computed for each block of ZYPS tendered by you. Such capital gain or loss will generally be long-term if you held the ZYPS for more than one year at the time of such sale. In the case of a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will generally be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income. The ability to offset capital losses against ordinary income is limited.

Generally, your adjusted tax basis for ZYPS will be equal to your purchase price of the ZYPS. If applicable, your tax basis in ZYPS also would be increased by any market discount previously included in income by you, and would be reduced by the accrual of amortizable bond premium which you have previously elected to deduct from gross income.

Market Discount

An exception to the capital gain treatment described above may apply to you if you purchased ZYPS at a “market discount.” Subject to a de minimis exception, ZYPS generally have a market discount if your initial tax basis in the ZYPS was less than the redemption amount of the ZYPS. In general, unless you have elected to include market discount in income currently as it accrues, any gain realized by you on the sale of ZYPS having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight-line basis or, at your election, on a constant-yield basis) while such ZYPS were held by you. Gains in excess of such accrued market discount will generally be capital gains as discussed above.

Under the straight line method, the amount of market discount is equal to the product of the total market discount and the ratio of the number of days the ZYPS were held by you to the total number of days after the date of acquisition and up to (and including) the date of “maturity”. For this purpose, the date of maturity should be the next put date. Under the constant-yield basis method, the market discount is calculated as if the ZYPS had been originally issued on the date of their acquisition by you for a price equal to your basis in the ZYPS immediately after their acquisition.

Information Reporting and Backup Withholding

Sales of ZYPS pursuant to the Offer by U.S. Holders generally will be subject to information reporting requirements. In addition, you may be subject to backup withholding at a rate of 28% with respect to payments that you receive pursuant to the Offer unless you (a) come within certain exempt categories and (b) when required certify that you are not currently subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

Non-U.S. Holders

Sale of ZYPS Pursuant to the Tender Offer

If you are a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain realized on the sale of ZYPS pursuant to the Offer. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•

the gain is effectively connected with the conduct by you of a U.S. trade or business, in which case it would be subject to tax as described below under “—Income or Gains Effectively Connected with a U.S. Trade or Business”,

•	you are subject to special rules that apply to expatriates as a result of having previously been a citizen or resident of the United States, or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are satisfied, in which case the gain would be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

Income or Gains Effectively Connected with a U.S. Trade or Business

The preceding discussion of the tax consequences of the sale of ZYPS pursuant to the Offer by a non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any gain from the sale, exchange or other disposition of the ZYPS is effectively connected with a U.S. trade or business conducted by you, then the income or gain will be subject to U.S. federal income tax at regular graduated rates in the same manner as the income or gain of a U.S. Holder. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States. To claim exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, you must certify your qualification, which can be done by filing a properly completed and executed Form W-8ECI (in the case of a U.S. trade or business income) or properly completed and executed IRS Form W-8BEN (in the case of a treaty), as applicable, prior to the payment made pursuant to the Offer. If the non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a lower rate.

Information Reporting and Backup Withholding

If you receive cash for ZYPS pursuant to the Offer through a U.S. broker (including certain brokers owned or controlled by U.S. persons or engaged in a U.S. trade or business), the payment by the broker to you may be subject to information reporting and backup withholding. You generally will not be subject to information reporting or backup withholding, however, if you certify your nonresident status. In general, you may claim an exemption from backup withholding by filing IRS Form W-8BEN. Backup withholding is not an additional tax.

Amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax, and a you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

Non-Tendering Holders

A holder who does not tender ZYPS pursuant to the Offer generally will not recognize gain or loss for U.S. federal income tax purposes and will maintain the same adjusted tax basis and holding period for the ZYPS.

COMVERSE URGES YOU TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE TAX CONSIDERATIONS OF PARTICIPATING IN THE OFFER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY APPLICABLE GIFT, ESTATE, U.S. FEDERAL, STATE, LOCAL OR OTHER FOREIGN TAX LAWS.

Persons Employed in Connection with the Offer

Depositary

The Bank of New York Mellon Trust Company, N.A. has been appointed as the Depositary for the Offer. The Bank of New York Mellon Trust Company, N.A. is also the trustee under the Indenture. Comverse has agreed to pay the Depositary reasonable and customary fees for its services. All documents, if any, required to be delivered to the Depositary should be sent or delivered to the Depositary at the address set forth on the back cover of this Offer to Purchase. Delivery of the Letter of Transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the Letter of Transmittal or such instructions. See “—Procedures for Tendering the ZYPS.”

Information Agent

D.F. King & Co., Inc. has been appointed as the Information Agent for the Offer. Comverse has agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or of the Letter of Transmittal should be directed to the Information Agent at the address or telephone number set forth on the back cover of this Offer to Purchase.

Miscellaneous

This Offer to Purchase and the Letter of Transmittal will be disseminated to record holders of the ZYPS and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Comverse’s list of holders of ZYPS or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of ZYPS.

Comverse is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law.

Unless otherwise indicated, all information in this Offer to Purchase is as of April 17, 2009.

The Depositary for the Offer is:

The Bank of New York Mellon Trust Company, N.A.

2 North LaSalle Street

Suite 1020

Chicago, IL 60602

Attention: Corporate Trust Division

Phone: (312) 827-8618

Fax: (312) 827-8542

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers call Collect:

(212) 269-5550

All Others Call Toll Free:

(800) 269-6427

Additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent and will be furnished at the expense of Comverse.

Questions and requests for information regarding the terms of the Offer and other assistance should be directed to the Information Agent.